Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Limelight Networks, Inc. of our reports dated February 8, 2018, with respect to the consolidated financial statements and schedule of Limelight Networks, Inc., and the effectiveness of internal control over financial reporting of Limelight Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 8, 2018